Exhibit 21.1

Subsidiaries of the Registrant

Gymboree Manufacturing, Inc., a California corporation.

Gym-Mark, Inc., a California corporation.

Gymboree Retail Stores, Inc., a California corporation.

Gymboree Play Programs, Inc., a California corporation.

Gymboree Operations, Inc., a California corporation.

Gymboree, Inc., a Canadian and Delaware corporation.

Gymboree Industries Holdings Ltd. (in solvent liquidation)

Gymboree Industries Ltd., a Republic of Ireland Limited Company, wholly owned by Gymboree Industries Holdings Ltd.

Gymboree U.K. Ltd., a United Kingdom Limited Company (dormant).

Gymboree Island, LLC, a Puerto Rico Limited Liability Company